Exhibit 99.3

Mullen Automotive Inc.

Shareholder Update Video

September 24, 2024

Transcript

David Michery:

Good afternoon Mullen shareholders; with me today is James Jim Taylor, CEO at Bollinger Motors. Jim, thank you for joining me today.

As you know, given the poor performance of the company’s stock, we were compelled to do another reverse split to work towards regaining compliance with Nasdaq’s minimum bid price rule. I am very disappointed with the trading price of our stock, which I have consistently said does not represent the value of Mullen. The company has worked hard and has met many important milestones, including:

●	we are first to market with two fully certified commercial EV trucks in Class 1 and Class 3 segments

●	Mullen owns and operates our own plant in Mississippi and are building and shipping EV’s in both the US and internationally with vehicles going to Europe and now the Middle East.

In addition to this, the company continues to pursue many avenues to broaden its sales and distribution channels. We have grown our dealer network here in the US from starting with one dealer on the East Coast to now seven nationally, and we continue to grow, including the recently announced Pape Group, one of the largest commercial dealer groups in the country with major presence across the West Coast. We have conducted over 80 vehicle demos in the last quarter and a wide number of industries and we are also now in Canada with a few different pilots, including with major telecom companies, Bell Canada. Stay tuned for more info.

We are making great traction with universities and campuses across the country. We have announced the University of Virginia, Princeton, UNC and soon many, many more, including some well known West Coast schools like UCLA.

Other important sectors, we continue to make solid good progress in

●	small businesses from local florist shops to healthcare providers delivering supplies.

●	Municipalities and local government from Dublin, OH to Raleigh, NC., to Los Angeles and Seattle.

●	Large corporations like Sky Chef, serving airports across the country and AAA for important roadside assistance and Enterprise for commercial vehicle rentals.

We are also seeing great uptick in last mile package delivery with interest coming in across the country from well known companies, such as Amazon.

Overall, these are very exciting segments for us. Our international reach is expanding and we have seen great interest in Eastern Europe where we have established retailers and orders. We also are now in the Middle East, where Volt is very anxious for us to deliver 300 vehicles this year and have committed to 3,000 next year.

So as you can see, I will admit we started a little slower than we had hoped as the overall industry has seen a slowdown in EV adoption rate, but we are experiencing widespread interest. Bollinger Motors has also reached many important milestones and I would now like to hand this over to Jim Taylor for further updates.

Jim Taylor:

Thanks David. Well, Like in Mullen’s commercial case, the most important milestone that needs to be completed is to finish all the engineering and testing required to pass all the compliance regulations, which ultimately allows sales and all the United States. Well, the good news is that is all taking place, including both EPA and California’s CARB requirements, which opens the door to not only sales, but significant incentives as well. Thinking our major milestone was to build a plant to produce the volumes that we expect to sell and again, this has been completed right here in the greater Detroit area. And in fact, we’ll be having our grand opening celebration of the plant’s production of its first salable units this Friday.

David Michery:

Thank you, Jim. To sum up, the progress we’ve made from a year ago to today we’ve transitioned from pre-revenue product development to revenue generation for Mullen commercial vehicles. Bollinger begins revenue generation with the launch of the Class 4 fully certified electric truck. Our cash burn has been reduced with product priority focus and cash sources in place to support sales growth. We now have three vehicle lines in production, selling and producing positive margins and we have widespread demand for our EV’s from several different customer verticals.

Our team continues to work towards meeting milestones and grow in our sales. I remain optimistic that the company will be successful despite the challenges associated with our stock price. On behalf of Mullin Automotive, I would like to thank you for your time today.

Forward-Looking Statements

Certain statements herein are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and Bollinger Motors and are difficult to predict. Examples of such risks and uncertainties include whether the Company will be successful in regaining compliance with Nasdaq’s minimum bid rule; the timing of release of the referenced video update whether the pilot programs, outreach and communications with potential customers will result in vehicle sales; the outcome of the Volt Mobility transaction; timing of Bollinger revenue recognition; and how long state and federal electric vehicle incentive programs will continue to apply to electric vehicles and the impact of incentive programs on the resultant price of the Company vehicles.

Additional examples of such risks and uncertainties include but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen’s ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; (xi) the vehicles developed will perform as expected and (xii) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by Mullen Automotive, Inc., with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions, and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether because of new information, future events, or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen and Bollinger Motors’ plans and expectations as of any subsequent date.